Filed pursuant to Rule 424(b)(2)
                                                             File No. 333-123441

Pricing Supplement No. 22 dated July 5, 2005.
(To Prospectus dated April 15, 2005 and Prospectus
Supplement dated May 5, 2005)
This Pricing Supplement consists of 2 pages.

                         Hartford Life Insurance Company
                                    Depositor

                            Fixed Rate IncomeNotes(sm)
                                 Issued through

                   Hartford Life Global Funding Trust 2005-082

                     5.00% Callable Notes due July 15, 2018


The description in this pricing supplement of the particular terms of the 5.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

                             PROVISIONS RELATING TO THE NOTES

Principal Amount:      $607,000.00       Interest Rate:          5.00%

Price to Public:       100%              Issuance Date:          July 8, 2005

Net Proceeds to Trust: $596,074.00       Stated Maturity Date:   July 15, 2018

Agent's Discount:      1.80%             Initial Interest Payment Date:
                                         January 15, 2006

CUSIP Number:          41659FEB6         Interest Payment Frequency:
                                         Semi-Annually

Day Count Convention: 30/360             Regular Record Dates: 15 days prior
                                         to any Interest Payment Date.
Optional Redemption: Yes [X] No [   ]    The Survivor's Option [X] is [ ] is
 Optional Redemption Date:               not available
   July 15, 2007 or any Interest Payment   Annual Put Limitation: $1 million or 1%
   Date thereafter.                        Individual Put Limitation: $250,000
 Initial Redemption Percentage: 100%       Trust Put Limitation: N/A

Annual Percentage Reduction: N/A         Authorized Denominations: $1,000
Redemption may be: [X] In whole only.    integral amounts.
                   [ ] In whole or in
                       part.

Securities Exchange Listing: None.       Special Tax Considerations: None.

Other Provisions Relating to the Notes: None.


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

Agents: Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                 INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider:                  Hartford Life Insurance Company

Funding Agreement:         FA-405082         Interest Rate: 5.00%

Contract Payment:          $607,015.00       Effective Date: July 8, 2005

Deposit Amount:            $596,089.00       Stated Maturity Date: July 15, 2018
(if different from
Contract Payment)
Day Count Convention:      30/360            Initial Interest Payment Date:
                                             January 15, 2006
Special Tax Considerations:  None.           Interest Payment Frequency:
                                             Semi-Annually
Optional Redemption:   Yes [X] No [ ]        Survivor Option:  Under the Funding
Optional Redemption Date: July 15, 2007 or   Agreement, Hartford Life Insurance
any Interest Payment Date thereafter.        Company [X] is [  ] is not required
Initial Redemption Percentage:   100%        to provide the Trust with amounts
                                             it needs to honor valid exercises
                                             of the Survivor's Option.
Annual Percentage Reduction: N/A
Redemption may be: [X] In whole only.        Other Provisions Relating to the
                   [ ] In whole or in part.  Funding Agreement: None.


           INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE
                               FUNDING AGREEMENT

It is anticipated that, as of July 8, 2005, the Notes will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

The Moody's rating also extends to the Program under which the Notes are issued.

It is anticipated that, as of July 8, 2005, the Funding Agreement will be rated by the indicated rating agencies as follows:

                  Standard & Poor's:  AA-            Moody's: Aa3
                  A.M. Best: aa-                     Fitch: AA

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